EXHIBIT 99.3

SALANT CORPORATION

PROXY

SPECIAL MEETING OF SHAREHOLDERS

May    , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SALANT CORPORATION

The undersigned hereby appoints Michael L. Setola and Awadlesh K. Sinha and each or either of them as Proxies of the undersigned, with full power of substitution, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $1.00 par value, of Salant Corporation, a Delaware corporation, held of record by the undersigned on April     , 2003 at the Special Meeting of Shareholders of Salant Corporation to be held on May    , 2003, or at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR Proposal No. 1. This Proxy, when properly executed will be voted as specified on the reverse side. This Proxy will be voted FOR Proposal No. 1 if no specification is made.

Proposal 1.  To adopt the agreement and plan of merger, dated February 3, 2003, among Salant Corporation, Perry Ellis International, Inc. and Connor Acquisition Corp., a wholly owned subsidiary of Perry Ellis.

☐  FOR                 ☐  AGAINST                ☐  ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other matters that properly may come before the special meeting or any adjournment or postponement of the special meeting.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2003
(Signature)
(Additional signature if held jointly)

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. NO

POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.